Exhibit 10.7

Named Executive Officers Salary and Bonus Arrangements for 2007

Base Salaries

The base salaries for 2007 for the executive officers (the “named executive officers”) of First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank who will be named in the compensation table that will appear in the Company’s upcoming 2006 annual meeting proxy statement are as follows:

Name and Title	Base Salary
Hans R. Ganz President and Chief Executive Officer	$241,550
James P. Sheehy Executive Vice President—Secretary and Treasurer	$130,437
Melanie M. Stewart Executive Vice President—Lending	$139,797
Regan J. Lauer Senior Vice President—Controller	$96,325
Lisa Goodwin Senior Vice President—Information Systems	$94,141

Description of 2007 Bonus Incentive Plan

On January 24, 2007, the Company’s Board of Directors approved a cash incentive bonus plan for 2007 (the “2007 Bonus Plan”) for all officers and employees of the Company and the Bank. The 2007 Bonus Plan is essentially the same as the 2006 Bonus Plan. Bonuses will be paid under the 2007 Bonus Plan in early 2008 if and to the extent the Company’s performance in 2007 meets or exceeds certain minimum levels on certain key performance indicators.

The key performance indicators used to determine whether any bonuses will be paid under the 2007 Bonus Plan will be the same for all employees. The amounts of the bonuses under the 2007 Bonus Plan, if earned, will be determined, in part, by multiplying the employee’s salary by an the employee’s payout percentage up to a maximum of 45% of salary, plus a discretionary component which may or may not be paid in whole or in part based on the Compensation Committee’s qualitative assessment of individual contributions toward the Company’s success relative to Customer Service, Deposit Growth, Compliance, Loan Originations and Portfolio Growth, Loan Charge-Off and Delinquency Ratios. While the payout percentages will vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a net income level above the minimum threshold. All named executive officers are eligible under the plan.

Discretionary Bonus 2007: The total discretionary amount available for distribution to all employees will not to exceed 4% of after-tax net income.

Director Fee Arrangements for 2007

Each director of First PacTrust Bancorp, Inc., (the “Company”) also is a director of Pacific Trust Bank (the “Bank”). As of the March 10, 2007 shareholder record date for the 2007 annual meeting, each non-employee director receives an annual retainer fee of $2,000 plus a fee of $600 for each Bank board meeting attended. In addition, the Chairman of the Board receives an additional $300 per Bank board meeting attended and each director receives $200 per Bank committee meeting attended. Attendance by telephone is compensated at one-third the rate for directors attending in person. Directors are not paid a fee for service on the Company’s board. There are no deferred compensation arrangements with any non-employee director.